AMENDMENT NO. 1

TO SUB-ADVISORY AND SUB-ADMINISTRATION AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Sub-Advisory and Sub-Administrative Agreement dated November 2, 2022 (the “Agreement”), by and among Olive Street Investment Advisers, LLC, a Missouri limited liability company (the “Adviser”), Federated Investment Management Company, a Delaware statutory trust (the “Sub-Adviser”), Federated Administrative Services (“Sub-Administrator”) (Sub-Adviser and Sub-Administrator, severally and not jointly, shall be referred to, as applicable, as “Federated”) and Edward Jones Money Market Fund, a Massachusetts voluntary association (the “Fund”) entered into and effective as of August 29, 2025. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Agreement.

WITNESSETH

WHEREAS, the Adviser, Federated and the Fund are parties to the Agreement pursuant to which the Sub-Adviser renders investment sub-advisory services to the Fund under the terms of such Agreement, and the Sub-Administrator renders certain related sub-administrative services as set forth in the Agreement;

WHEREAS, Schedule A of the Agreement includes the services which the Sub-Administrator will provide to the Fund;

WHEREAS, the Adviser, Federated and the Fund wish to amend Schedule A of the Agreement to include additional reporting services requested by the Adviser; and

WHEREAS, pursuant to Section 30(e) of the Agreement, the Agreement may be amended only by a written instrument signed by all parties to the Agreement.

NOW THEREFORE, in consideration of the covenants and mutual promises hereinafter set forth, the parties to this Amendment, intending to be legally bound hereby, mutually agree as follows:

1.	The following is added as a new section to Schedule A - Administrative Services of the Agreement:

Accounting Service Provider Reporting

Provide the following information (in a format and frequency determined by Sub-Administrator) to assist the Service Provider in its reconciliation processes:

•	Calculation of the Fund’s weighted average life

•	Calculation of the Fund’s weighted average maturity

•	The Fund’s percentage of daily and weekly liquid assets as defined by the SEC.

•	The Fund’s daily Investment Book of Record (“IBOR”) (trade-date) holdings

Other than with respect to its obligation to provide the information to the Service Provider as described above, Federated shall have no liability in connection with the provision of this information to Service Provider.

2.

Except as specifically amended herein, the Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Agreement effected in accordance with the terms thereof.

3.

If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreement and understandings relating to this Amendment’s subject matter.

4.	The captions in the Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

5.

This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Amendment may be communicated by electronic transmission (which shall include email but not facsimile) and shall be binding on the parties so transmitting their signatures.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.

Olive Street Investment Advisers, LLC		Federated Investment Management Company

By:	/s/ Thomas Kersting	By:	/s/ John B. Fisher
Name:	Thomas C. Kersting	Name:	John B. Fisher
Title:	President	Title:	President/CEO

Edward Jones Money Market Fund		Federated Administrative Services

By:	/s/ Colleen Dean	By:	/s/ Peter Germain
Name:	Colleen R. Dean	Name:	Peter J. Germain
Title:	President	Title:	President